Exhibit 23 (ii)

                               CONSENT OF COUNSEL




  Robertson & Williams, Inc., a professional corporation, hereby consents to the use of its name under the heading "LEGAL MATTERS" in the Prospectus constituting a part of this Registration Statement.


                                                     ROBERTSON & WILLIAMS, INC.



Oklahoma City, Oklahoma
December 2, 1998